UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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This Schedule 14A filing consists of the following communication relating to the proposed acquisition of the Acxiom Marketing Solutions (“AMS”) business of Acxiom Corporation (the “Company”) by The Interpublic Group of Companies, Inc. (“IPG”) pursuant to the terms of a Membership Interest Purchase Agreement, dated as of July 2, 2017, by and among the Company, IPG, LiveRamp, Inc., a wholly owned subsidiary of the Company and Acxiom Holdings, Inc., a wholly owned subsidiary of the Company:

Transcript of Conference Call on Proposed Sale of Acxiom Marketing Solutions to Interpublic Group

The item listed above was first used or made available on July 3, 2018.

Acxiom

Proposed Sale of Acxiom Marketing Solutions

to Interpublic Group Conference Call

July 2, 2018

Acxiom – Proposed Sale of Acxiom Marketing Solutions to Interpublic Group Conference Call, July 2, 2018

C O R P O R A T E    P A R T I C I P A N T S

Scott Howe, Chief Executive Officer

Warren Jenson, Chief Financial Officer

Lauren Dillard, The Carlyle Group – Investor Relations

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Brett Huff, Stephens, Inc.

Bill Warmington, Wells Fargo

P R E S E N T A T I O N

Operator:

Good afternoon, ladies and gentlemen. Welcome to the proposed sale of Axiom Marketing Solutions to the Interpublic Group Conference Call. My name is Tim and I will be your conference operator today. After the speakers’ remarks there’ll be a question and answer session. If you’d like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you’d like to withdraw your question, press the pound key. As a reminder, this conference call is being recorded.

I’d now like to turn the call over to your host, Mrs. Lauren Dillard, Head of Investor Relations.

Lauren Dillard:

Thank you. Good afternoon and welcome. Thank you for joining us on such short notice to discuss Acxiom’s planned sale of its Acxiom Marketing Solutions business. With me today are Scott Howe, our CEO, and Warren Jenson, our CFO.

As a reminder, today’s press release and this call may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For a detailed description of these risks, please read the Risk Factors section of our public filings and the press release. Acxiom undertakes no obligation to release publicly any revisions to any of our forward-looking statements. A copy of our press release is available at acxiom.com. Also during the call today, we will be referring to the slide deck that is posted on our IR website.

At this time, I’ll turn the call over to Scott Howe.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Acxiom – Proposed Sale of Acxiom Marketing Solutions to Interpublic Group Conference Call, July 2, 2018

Scott Howe:

Thank you, Lauren. Good afternoon everyone and thanks for joining us. Today we announced that we have entered into a Definitive Agreement to sell our Acxiom Marketing Solutions business to the Interpublic Group for $2.3 billion in cash. This announcement marks yet another significant milestone in our transformation journey, and we believe it represents a big win for all constituencies. The entire industry gains a new powerhouse for data-driven marketing solutions; clients benefit from greater scale and an even broader set of solution offerings; and associates get the chance to be part of a much larger organization with ample opportunities for growth.

LiveRamp can seize a massive opportunity to execute on its vision, attract top talent and have a much bigger impact on how consumers experience the world. And finally, shareholders receive certain and immediate value.

AMS is a strong business with deep expertise in data-driven marketing and unique capabilities to help brands, agencies and their technology partners harness data to improve every customer interaction. In fact, this deal is happening at a time when AMS is generating a lot of momentum. We just looked at our numbers and, on the heels of two exceptional bookings quarters, the business closed yet another very strong bookings quarter in Q1. Once combined with IPG, AMS will benefit from increased scale and a broader portfolio of complementary services, creating an industry leader for data-driven marketing solutions.

The transaction was unanimously approved by our Board of Directors and is expected to close in our third fiscal quarter, subject to regulatory review, Acxiom shareholder approval and other customary closing conditions.

In addition, today’s transaction concludes our previously announced strategic review process. As you know, in February of this year we announced plans to evaluate strategic alternatives for AMS to further strengthen the business and deliver greater value to clients. As part of the process, we took into consideration a wide range of options for AMS, including strategic partnerships, a tax-free spin-off, sale or other potential strategic combinations.

After conducting a thorough and competitive process, it became clear that a sale of AMS to IPG is the best path forward for this business and provides the greatest growth opportunities for our clients and associates. IPG is one of the world’s leading organizations of advertising agencies and marketing services companies, and importantly, it shares many of the AMS core values, including a commitment to integrity, transparency and diversity, and a sharp focus on creating value for clients.

While the AMS team has done a tremendous job in navigating the continuously evolving market, we believe that as part of IPG, AMS clients will benefit from greater scale, highly complementary services and an even broader set of solution offerings.

The deal brings together Acxiom’s industry-leading ability to implement a data foundation for omnichannel customer engagement and IPG’s deep expertise in media strategy, creative design and campaign management. Together, IPG and AMS will be able to uniquely position CMOs for success in a world where data has become the key to providing exceptional customer experiences. Further, AMS associates will be part of a much larger organization with expanded opportunities for growth.

This transaction also provides significant benefits to Acxiom shareholders as it will unlock immediate cash value and enable the Company to return greater capital through accelerated and ongoing share repurchases. Consistent with our past capital allocation practices, we intend to take a balanced approach to capital deployment, which Warren will walk you through in a moment.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Acxiom – Proposed Sale of Acxiom Marketing Solutions to Interpublic Group Conference Call, July 2, 2018

As we work towards the close of this deal, the AMS team is 100% focused on its clients and remains committed to delivering the exceptional level of service clients have come to expect.

The remaining team will be focused on the opportunities inside our fast-growing SaaS LiveRamp business. Upon transaction close, we will transfer the Acxiom brand name and associated trademarks to IPG and rename the company LiveRamp. Warren and I are excited to remain in our current roles and are fully committed to the future success of LiveRamp.

LiveRamp is a best-in-class SaaS business with compelling scale, growth and operating leverage. Its mission is to provide the identity infrastructure that powers exceptional customer experiences. With greater financial flexibility, we will be able to accelerate our progress in line with this mission. Specifically, we will be able to fund both organic initiatives and external bolt-on capabilities that extend our lead in the growing identity and data connectivity space, and help us build on our strong momentum in the market. Further, LiveRamp will continue to partner with AMS following the transaction close, and we are focused on ensuring a seamless transition for our LiveRamp clients who also leverage AMS technologies and solutions. As always, we remain committed to neutrality in our partner relationships.

Looking ahead, I know I speak for the entire Senior Leadership Team when I say that we are truly excited about the opportunities that lie ahead.

It is on a day like this one, that I reflect back on the incredible journey we have been pursuing. The Company we have become in no way resembles the Company I joined in 2011. At that time, I remember being told by one of the largest consultancies in the world that, while there was a lot of shareholder value to be created, the effort required to do so was massive, and it was almost an insurmountable challenge.

This team has done a phenomenal job over the last several years and I want to take this opportunity to thank all of our talented associates for their ongoing and unrivaled dedication. Today’s announcement is a true testament to their hard work and a validation of the value we’ve created for our shareholders, clients and associates. I have been so fortunate, so incredibly fortunate during my time at Acxiom to work with amazing leaders. Warren Jenson, Dave Eisenberg and Jerry Jones have been my co-pilots at every step along the way, and each of us has been further energized by the talent and leadership that Anneka Gupta and James Arra have contributed to our group.

While we’ve together accomplished much, we all feel as if we are only just getting started. I have never been more optimistic about our future than I am right now, here today, and I can’t wait to share our progress in the quarters and years ahead.

Thank you again for joining us today. Let me now turn the call over to Warren, who will share more detail on the transaction and our go-forward business.

Warren Jenson:

Thanks, Scott, and good afternoon everyone. Well, it’s a big day, and for those of you who have been with us over the last several years, today marks the biggest milestone yet in our ongoing transformation. AMS will join a powerful agency in IPG, and will be able to offer our clients even more services and capabilities. At the same time – AMS brings an unparalleled data-driven knowledge base to IPG and their clients. In short, a perfect marriage.

LiveRamp now takes center stage as the true independent source of identity for the entire customer experience driven economy; and after the close, our shareholders will receive yet another meaningful return of capital. Truly a win for everyone—our industry, consumers and clients, and all our associates and our shareholders, too.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Acxiom – Proposed Sale of Acxiom Marketing Solutions to Interpublic Group Conference Call, July 2, 2018

During my portion of today’s call, I’d like to first review the transaction, then discuss our planned use of proceeds, and finally, provide some preliminary thoughts on what you can expect over the next several months.

First, the transaction. Please turn to Slide 6. IPG will purchase AMS for $2.3 billion in cash or roughly 13x trailing EBITDA. After taxes, fees and other transaction and separation related costs, we expect our net proceeds to be roughly $1.7 billion or $22 per share. In addition, post transaction, IPG and LiveRamp will have an ongoing commercial relationship, including an expanded relationship involving Data Store, the use of AbiliTec and IdentityLink.

The deal is subject to standard closing conditions and customary consents, and given its size and significance, requires Acxiom shareholder approval. Based on our best estimate, we would expect the transaction to close early in our third fiscal quarter. Upon closing, the Acxiom brand will remain with AMS and be transferred to IPG. Our company will be renamed LiveRamp, and shortly after close, trade under the new ticker RAMP. LiveRamp will be headquartered in San Francisco.

Next, use of proceeds. Please turn to Slide 7.

First, don’t expect any big changes as to how we approach our balance sheet, our debt profile, acquisitions or returning capital to shareholders. Since launching our share buyback program in 2011, we have returned approximately $420 million to our shareowners. At the same time, we divested of businesses where there wasn’t an obvious strategic fit. And finally, we were not afraid to be bold and make key investments in our business and in our people. We have made smart acquisitions like LiveRamp, Arbor and Circulate, and most recently, Pacific Data Partners.

That said, when it came to acquisitions we have played where we had a clear advantage. We leveraged our core capabilities and technology to create significant long-term synergy and value.

While we would never claim immunity from a mistake, our demonstrated and disciplined approach to strategic acquisitions will not change. The same discipline holds true when it comes to returning capital to shareowners. We are a team that has walked the talk. So, what’s our plan for using the proceeds? Please turn to Slide 8.

Over the past several months, we’ve spoken with many of you about capital allocation and thoughts on an optimal approach for returning capital. Here is what we heard.

From one shareholder, “We expect a meaningful return of capital, a portion of which should be immediate. A clear declaration and statement of your intentions at announcement is important.” “All things equal, we prefer share buybacks to a one-time dividend.”

From another shareholder, “We are supportive of the Company’s demonstrated approach to acquisitions and expect you to maintain financial flexibility to capitalize on potential opportunities.”

“Be NPV smart. Don’t distribute all your cash today only to pay high fees on a future capital raise.”

Finally, “Keep your options open. We believe in the future of LiveRamp.”

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Acxiom – Proposed Sale of Acxiom Marketing Solutions to Interpublic Group Conference Call, July 2, 2018

Well, we do too. Therefore, our Board has approved the following. Subject to closing, we will pay off our existing debt; initiate a $500 million tender offer for our common stock; and increase in our existing share repurchase authorization by as much as $500 million. We will also concurrently extend the authorization of our program to December 31, 2020. Our program has the standard caveats you would expect. We reserve the right to expand, modify or terminate our program at any time.

Finally, please turn to Slide 9, which highlights a preliminary timeline and a few things you can expect from us over the next several months.

Under the terms of the agreement, we will file for HSR approval by the end of July. In early August, we will hold our regular Q1 earnings call, and at that time will update our guidance assuming AMS will be reported in Discontinued Ops. On this call, we will also present a historical view of our results with AMS in Discontinued Ops. In August, we will issue our proxy, and assuming we have the required regulatory approvals, we will hold a shareholder vote in mid to late September. We anticipate the transaction will close early in our third fiscal quarter.

Throughout the quarter, we will also conduct several mini-camps or programs on our various LiveRamp initiatives for the investment community.

Upon closing, the Company will be renamed LiveRamp, and shortly thereafter trade as RAMP. The ticker symbol RAMP has been reserved on both the NASDAQ and NYSE.

Finally, shortly after the transaction closes, we will host a LiveRamp Investor Day, highlighting our company, our strategy and most importantly, our Leadership Team.

Please turn to Slide 10. I’ll now conclude with three simple thoughts.

Today is great day for AMS, our clients and associates. After concluding a highly competitive process and evaluating several alternatives, we believe AMS is partnering with the right global leader and with a company where our team will fit in extremely well.

At closing, LiveRamp will emerge as a public company with a great balance sheet, top-drawer leadership and with the vision and passion necessary to capture our enormous opportunity.

Finally, we are again pleased to continue our long-established pattern of taking bold steps, and thereby creating value and returning capital to you, our shareowners.

Thank you for joining us today and we will now take a few questions.

Operator?

Operator:

Thank you. At this time I’d like to remind everyone in order to ask a question, please press star, then the number one on your telephone keypad.

Your first question comes from the line of Brett Huff with Stephens. Your line is open.

Brett Huff:

Good afternoon and congratulations on the announcement.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Acxiom – Proposed Sale of Acxiom Marketing Solutions to Interpublic Group Conference Call, July 2, 2018

Warren Jenson:

Thanks, Brett.

Scott Howe:

Thanks, Brett.

Brett Huff:

Great price, and thanks for the detail and kind of thinking strategically about what’s coming next. The timeline was helpful. When we think about how we’re going to—what amount of money we’re going to use for M&A versus repo and internal investment, it seems to me that $230 million of debt and then $500 million of immediate tender leaves roughly a billion dollars. Can you give us any more insight into how you’re going to make that decision or if you have any preliminary ideas of are there things out there that you’re already interested in from an M&A point of view? Kind of give us a sense of that finer capital allocation if you could.

Warren Jenson:

You know, what I would say, Brett, when we think about our business, and it’s a little bit like I said in the formal part of the remarks, and Scott may want to weigh in here too, is don’t expect any changes. When we think about M&A we want to play with an advantage and leverage our strengths. I think this is an exact case where history is the best guide to the future. Our attitude and practices are not going to change. We’ve been highly disciplined. We’ve looked for places, again, where we can play with an advantage and leverage our core competencies and our strengths. That is not going to change.

We are going to continue to focus on long-term value and places where we can create synergy.

The great news, when thinking about return of capital, we were getting ready for this call and going through the transaction, and obviously included in our deck we put some of the SaaS multiples for everybody to take a look at. What we realized is that if we were a young SaaS IPO candidate right now, every single one of those companies would actually just kill to be in our position in this situation. If you think of where LiveRamp is going to emerge, it’s going to emerge as a well-capitalized company with no debt, plenty of acquisition flexibility, and at the same time our plan is to return up to a billion dollars of capital to our shareowners and reduce the share count. How could you ask to be in a better position than that?

So, coming back to your question as to our priorities, number one, drive long-term growth and long-term return on invested capital; two, have the flexibility in our balance sheet and capabilities to drive strategic M&A growth and partnerships; and then, third, do as we have consistently done for the last six years – opportunistically return capital to our shareholders.

Brett Huff:

Great. I appreciate the feedback.

Scott Howe:

Thank you.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Acxiom – Proposed Sale of Acxiom Marketing Solutions to Interpublic Group Conference Call, July 2, 2018

Operator:

Again, if you’d like to ask a question, please press star, then the number one on your telephone keypad.

Your next question comes from the line of Bill Warmington with Wells Fargo. Your line is live.

Warren Jenson:

Hey, Bill.

Bill Warmington:

Good afternoon and congratulations on the deal.

Warren Jenson:

Thank you.

Bill Warmington:

I wanted to ask about the ongoing LiveRamp business, specifically to ask about—you’ve laid out some helpful metrics on the slide deck. Where I wanted to get a little more clarification was on the ongoing G&A. You talked in the past about Corporate being kind of 15% to 20% of revenue for LiveRamp, and I just want to make sure Corporate and G&A are sort of one and the same, or how should we think about the operating margins for that business?

Warren Jenson:

Bill, let me see if I can give you a little bit of guidance and I want to I guess reiterate something on this call. The purpose of this call is not to give guidance or to talk in detail about our go-forward plan for LiveRamp; rather to really talk about the details of today’s transaction. But I think I can provide some color on your question, nonetheless.

When we think about LiveRamp, think of it as a segment, and our guidance at the beginning of the year was that it would have a segment margin in the low teens, okay? That’s a segment margin before Corporate Overhead.

The only other thing that I would tell you is exactly what you just mentioned. If you benchmark a comparably sized public SaaS company, the corporate overhead they would grow into would be about 15% to 20% of revenue. So, for purposes of your modeling, we recognize it’s going to take us some time to build into that, but that’s how you should also think about the profitability profile of LiveRamp. Cap ex has been running kind of give or take 5% of revenue.

So, more to come on that topic, but hopefully that’s helpful in the short term.

Bill Warmington:

Just to be clear, it sounds like the operating margin may actually be negative initially as you grow into it. is that the takeaway?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Acxiom – Proposed Sale of Acxiom Marketing Solutions to Interpublic Group Conference Call, July 2, 2018

Warren Jenson:

Bill, I think we’d just tell you to go ahead and apply that math, but that is likely the outcome. Now, again, what you should take into consideration is really our margin expansion that we have seen year in and year out, so while that may be the case, obviously we have consistently been able to drive increases in leverage as our volume has increased too.

Bill Warmington:

Got it. All right. A question on the transaction. Are there break-up fees for Acxiom and IPG?

Warren Jenson:

We will file our agreement tomorrow, Bill, so we’d say it’s going to be open there for everybody to take a look at. I’d mention two things. Standard break-up fee; everybody should understand though that we are fully committed to making this transaction happen.

Bill Warmington:

Got it. Then one final one if I could. You mentioned some long-term agreements with AMS. Just wanted to doublecheck what those were, how we should think about those for LiveRamp.

Warren Jenson:

You should think about two things, and I’m going to talk about long-term arrangements with, think of AMS and IPG, or IPG now in total. There are two aspects to our arrangement. Obviously LiveRamp and AMS share a lot of clients, so AMS and IPG will be a very important partner of LiveRamp in the go-forward world. It’s one of the terrify things about this arrangement is we already had a great relationship with IPG and we intend, along with them, to expand that relationship. So, item number one is we share a lot of clients between LiveRamp and AMS.

Item number two, as I mentioned in the formal part of my remarks, Bill, we will expand the relationship that exists today between LiveRamp and IPG.

Bill Warmington:

Got it. Thank you very much and, again, congratulations.

Warren Jenson:

Great, thank you.

Scott Howe:

Thanks, Bill.

Operator:

There are no further questions at this time. I’d now like to turn the call over to Warren Jenson for closing remarks.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Acxiom – Proposed Sale of Acxiom Marketing Solutions to Interpublic Group Conference Call, July 2, 2018

Warren Jenson:

Great. Thank you, Operator, and thanks to those of you who could join on such short notice. Let me just, again, end as I did the formal part of my remarks, but first by thanking again all of you as shareholders for supporting us and being with us on this journey. It’s not over; in some ways it’s just beginning.

Also, thanks to all of our associates around the world for all the hard work you’ve done to make this possible.

Today is a great day for AMS. It’s a great day for our clients and for our associates. It’s a great day for LiveRamp. Here in a few months LiveRamp will emerge as a very strong, highly capitalized, public company with a wonderful opportunity in front of us.

Then, finally, we want to again thank you, our shareholders, and reiterate that we’re pleased to continue our long-established pattern of taking bold steps and thereby creating value and returning capital to you, our shareowners.

Thank you very much and look forward to chatting in the days ahead.

Operator:

This concludes today’s conference call. Thank you for joining. You may now disconnect.

###

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern the proposed transaction and our expectations, strategy, plans or intentions regarding it. Forward-looking statements in this communication include, but are not limited to, (i) our expectations regarding the timing, completion and expected benefits of the proposed transaction, (ii) our plans, objectives and intentions with respect to our future operations, our customers and our market, and (iii) the expected impact of the proposed transaction on our business. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the risk that the transaction may not be completed in a timely manner or at all; the effect of the announcement or pendency of the transaction on our business relationships, results of operations and business generally; risks that the proposed transaction disrupts current plans and operations; and general market, political, economic and business conditions. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the period ended March 31, 2018. The forward-looking statements in this communication are based on information available to Acxiom as of the date hereof.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Acxiom – Proposed Sale of Acxiom Marketing Solutions to Interpublic Group Conference Call, July 2, 2018

We undertake no obligation to update the information contained in this communication or any other forward-looking statement.

Additional Information and Where to Find It

Acxiom will file relevant materials with the Securities and Exchange Commission (the “SEC”) in connection with the proposed transaction, including a proxy statement on Schedule 14A. Under the proposed terms, promptly after filing its proxy statement with the SEC, Acxiom will mail or otherwise make available the proxy statement and a proxy card to each stockholder entitled to vote at the annual meeting relating to the proposed transaction. ACXIOM STOCKHOLDERS AND OTHER INVESTORS ARE ADVISED TO CAREFULLY READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN RESPECT OF THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, AS THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Acxiom stockholders and other investors may obtain free copies of the proxy statement and other relevant materials in connection with the proposed transaction (when they become available), along with other documents filed by Acxiom with the SEC, at the SEC’s website (http://www.sec.gov).

The directors and executive officers of Acxiom may be deemed to be participants in the solicitation of proxies from the stockholders of Acxiom in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding Acxiom’s directors and executive officers is also included in Acxiom’s proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on June 29, 2017. These documents are available free of charge as described in the preceding paragraph.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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